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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported): March 7, 2002.



                         LUMINANT WORLDWIDE CORPORATION

               (Exact name of Registrant as Specified in Charter)


        Delaware                    000-26977                  75-2783690
(State or Other Jurisdiction    (Commission File              (IRS Employer
     of Incorporation)               Number)                Identification No.)


    520 Post Oak Blvd, Suite 320, Houston TX              77027
    (Address of Principal Executive Offices)           (Zip Code)


       Registrant's telephone number, including area code: (713) 418-7120
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ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

      As previously disclosed, on December 7, 2001, Luminant Worldwide Corporation ("Luminant") and certain of its direct and indirect subsidiaries (collectively, the "Debtors") filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"), under jointly administered Case No. 43445-H3-11 (the "Chapter 11 Proceeding"). The purpose of the Chapter 11 Proceeding is currently to facilitate the sale of all of the Debtors' assets.

      On February 15, 2002, the Bankruptcy Court entered an order authorizing the appointment of a new president and sole director of the Debtors, H.
Malcolm Lovett, Jr.   Mr. Lovett is currently the only officer and sole
director of the Debtors.

ITEM 5. OTHER EVENTS.

      On January 2, 2002, the Bankruptcy Court declared that Lante Corporation ("Lante") had submitted the highest and best bid and approved the sale of substantially all of the Debtors' assets to Lante. On January 7, 2002, Luminant and Lante entered into an Amended and Restated Asset Purchase Agreement ("Amended Agreement"), memorializing the terms of the sale as presented in the successful bid at the auction held in open court. Under the Amended Agreement, in exchange for substantially all of Debtors' assets, Lante agreed to (i) assume certain liabilities involving contracts assigned to Lante, (ii) pay to Lante at the closing $5.2 million in cash, (iii) pay to Luminant an amount in cash equal to 75 percent of accounts receivable not more than 90 days old as of the closing date and unbilled work-in-progress related to professional consulting services as of the closing date which would be billed in the ordinary course of business but for the sale of assets; and (iv) make payment to Luminant with respect to accrued vacation and other paid leave obligations of Luminant arising prior to the closing date.

      The closing date of the sale of the assets to Lante pursuant to the Amended Agreement was January 8, 2002. Lante paid $5.2 million in cash for Luminant's client contracts and relationships, intellectual property, software assets and certain tangible assets. In addition, Lante paid approximately $2.6 million for the accounts receivable not more than 90 days old as of the closing date and unbilled work-in-progress related to professional consulting services as of the closing date which would be billed in the ordinary course of business but for the sale of assets.

      Luminant currently has no ongoing operations. On February 15, 2002, the Bankruptcy Court entered an order authorizing the appointment of H. Malcolm Lovett, Jr. as president and sole director of each of the Debtors. All other officers and directors of the Debtors were terminated or resigned at or prior to this time.

      The Debtors and the Official Committee of Unsecured Creditors expect to file a plan of reorganization (the "Plan") pursuant to the Bankruptcy Code. The exclusive period in which the Debtors must file the Plan or by which the Debtors must seek an extension is April 6, 2002. Luminant currently expects to file the Plan prior to this date or to seek an extension to file the Plan soon thereafter.

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      The monthly operating report of Luminant for January 2002 shows total assets of $11,806,116 and total liabilities of $43,345,632. Based on its review of the remaining assets, Luminant believes that the remaining liabilities of the Debtors are greater than the value of their assets. The Debtors are currently in the process of liquidating all of their assets. Accordingly, Luminant expects that any Plan will result in the cancellation of all equity interests in Luminant. A copy of the monthly operating report filed with the Bankruptcy Court for January 2002 is included as Exhibit 99.1 to this Form 8-K.

      Because Luminant has significantly limited resources, has no ongoing business and expects to emerge from the Chapter 11 proceeding with a cancellation of all equity interests, Luminant does not plan to complete any audit for the fiscal year ended December 31, 2001 or to file an annual report on Form 10-K or any subsequent quarterly reports on Form 10-Q unless otherwise required by the Bankruptcy Court or the U.S. Securities and Exchange Commission.


ITEM 7. EXHIBITS

Exhibit 99.1  --   Monthly Operating Report for Luminant Worldwide Corporation
                   for January  2002.




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                                    SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    LUMINANT WORLDWIDE CORPORATION


                                    By:   /s/ H. MALCOLM LOVETT, JR.
                                          --------------------------
                                    Name:  H. Malcolm Lovett, Jr.
                                    Title: President

Date:  March 7, 2002




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                                 EXHIBIT INDEX



Exhibit 99.1  --   Monthly Operating Report for Luminant Worldwide Corporation
                   for January  2002.